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                                  EXHIBIT 99.1
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                       DIRECTORS AND EXECUTIVE OFFICERS OF
                             CHITTENDEN CORPORATION

     The business address of each of the following directors and/or executive officers of Chittenden Corporation, a Vermont corporation ("Chittenden") is c/o Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05402-0820.

     Paul A. Perrault. Mr. Perrault is the President, Chief Executive Officer and Chairman of the Board of Directors of Chittenden Corporation.

     Kirk W. Walters. Mr. Walters is Executive Vice President, Chief Financial Officer and Treasurer of Chittenden Corporation

     John P. Barnes.  Mr. Barnes is Executive Vice President of Chittenden.

     Lawrence W. DeShaw.  Mr. DeShaw is Executive Vice President of Chittenden.

     John W. Kelly.  Mr. Kelly is Executive Vice President of Chittenden.

     Danny H. O'Brien.  Mr. O'Brien is Executive Vice President of Chittenden.

     F. Sheldon Prentice. Mr. Prentice is Senior Vice President, General Counsel and Secretary of Chittenden.

     Howard L. Atkinson.  Mr. Atkinson is Chief Auditor of Chittenden.

     Frederic H. Bertrand. Mr. Bertrand is a director of Chittenden and is Chairman of Central Vermont Public Service Corporation.

     David M. Boardman. Mr. Boardman, who is currently retired, is a director of Chittenden.

     Paul J. Carrara. Mr. Carrara is a director of Chittenden and President of J.P. Carrara & Sons, Inc.

     Sally J. Crawford. Ms. Crawford is a director of Chittenden and healthcare consultant.

     Philip M. Drumheller. Mr. Drumheller is a director of Chittenden and President of The Lane Press, Inc.

     John K. Dwight. Mr. Dwight is a director of Chittenden, and is President and CEO of Dwight Asset Management Company.

     Lyn Hutton. Ms. Hutton is a director of Chittenden and is Vice President and Chief Financial Officer of the John D. and Catherine T. MacArthur Foundation.

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     Philip A. Kolvoord.  Mr. Kolvoord is a director of Chittenden and is of counsel in the law firm of Kolvoord, Overton & Wilson. Mr. Kolvoord and other members of his firm are retained from time to time for legal services by the Essex Junction office of the Bank

     James C. Pizzagalli. Mr. Pizzagalli is a director of Chittenden and is Co-Chairman of Pizzagalli Construction Company and President of Pizzagalli Properties, LLC.

     Ernest A. Pomerleau. Mr. Pomerleau is a director of Chittenden and President of Pomerleau Real Estate.

     Mark W. Richards. Mr. Richards is a director of Chittenden and is President of Richards, Gates, Hoffman & Clay Insurance and Trustee of Brattleboro Development Credit Corp.

     Pall D. Spera. Mr. Spera is a director of Chittenden and President of Pall Spera Company, Realtors LLC and Pall Spera Financial Group of Florida In addition, Mr. Spera was an incorporator and a charter Director of Mountain Trust Company in 1977, was elected Vice Chairman in 1978, served as Acting President in 1980-81 and was Acting Chairman of the Board prior to the Merger of Mountain Trust Company with Chittenden Trust Company.

     Owen W. Wells. Mr. Wells is a director of Chittenden and is President, CEO and Trustee of the Libra Foundation. In addition, Mr. Wells is also President and CEO of October Corporation.

     Martel D. Wilson. Mr. Wilson is a director of Chittenden and is a Director and Chairman of the Board of Building Material Distributors, Inc.